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                                                                    EXHIBIT 99.2

                          DATATRAK INTERNATIONAL, INC.

                              MODERATOR: JEFF GREEN
                                 AUGUST 10, 2004
                                  3:30 P.M. CT



Operator: Good afternoon, everyone, and welcome to the Datatrak International second quarter 2004 earnings conference call.

         At this time, I would like to inform you that this conference is being recorded and that all participants are in a listen-only mode. At the request of the company, we will open up the conference for questions and answers after the presentation.

         Before beginning the conference call, Datatrak management would like to remind you that discussing the company's performance today will be included forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements related to future events and expectations involve known and unknown risks and uncertainty. Datatrak's results or actions may differ materially from those projected in the forward-looking statements. For a summary of those specific risks that could cause results to differ materially from those expressed in the forward-looking statements, see Datatrak's Form 10-K for the year ended December 31, 2003 filed with the SEC.

         At this time I would like to turn the call over to Dr. Jeff Green. Please go ahead, doctor.

Jeff Green: Thank you, Justin. Welcome, everyone, to our conference call for the second quarter of 2004. We will begin with initial comments and overviews followed by question and answers at the end.

         We will discuss four topics today, which are, number one, financial results for the second quarter, number two, the initiation of three new technology transfer relationships with three customers, number three, request by a prospective new client to leverage our integration capability with an interactive voice response system, or IVRS, that was depicted in our announcement last year, and last item, number four, is a brief update on development activities related to Version 4 and the Unifyer suite of products.

         The first item the second quarter financials. Revenue for the second quarter of 2004 was again a new record at $2.6 million. This compared to $1.7 million for the second quarter of '03, representing a 52 percent increase. We are very proud to state that net income for the second quarter was $89,000 or one cent per share. This compared to a loss of $188,000 or four cents per share for the same period in '03.

         Consistent with our new high-end revenue, we recognized a record number of data items managed by our hosting facility in June of $363,000. With the implementation of our previously announced Oracle Rack System, we are able to track data items on a minute-by-minute basis. In the future we aim to use this capability to automatically and instantaneously calculate and display data item revenue at any time during the day from our hosting facility. We could eventually make this available to our customers through a Web link so they can easily track their

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         expenditures on any given clinical trial. It's almost impossible for a business to have more control than a minute-by-minute assessment.

         Revenue for the first half of 2004 was $4.9 million, which compared to $3.2 million for January to June of '03, representing a 54 percent increase. Datatrak has been virtually break-even on a net income basis for 2004, with a net loss for the year of only $6,000, equivalent to zero cents per share. Our net loss for the first six months of 2003 was $683,000 or 13 cents per share.

         During the second quarter we instituted our second incremental give back to the employees of the salary cuts that enacted in 2003. A final five percent increment will be held until profitability is solidly in place. No senior executives have had any of the salary concessions returned.

         On a proportional basis, net profitability was completely in line with internal projections despite an increase in expenses secondary to our pursuit of Sarbanes-Oxley compliance that must be in place by 2005, and also additional expenses from activities related to the outsourcing of testing for Version 4.0. We expect that our expenses related to Sarbanes will continue for the foreseeable future. We will manage such expenses as diligently as we have proven in the past.

         Gross profit for the second quarter was stable at 77 percent and is actually above our projection of an overall gross profit for 2004 of 75 percent. Our cash position was $3.7 million at the end of the second quarter. And after the collection of recent receivables, cash today is approximately $4.3 million.

         Backlog at the end of the second quarter was $15.1 million, which compares to a backlog at the end of the first quarter of $14.1 million. Backlog of today is approximately $14.4 million. I have received many questions regarding the constancy of our backlog over the past several quarters. Though our backlog remains stable, our annualized revenue growth continues to exceed 50 percent. These facts appear inconsistent and, therefore, require some explanation. This situation is illustrative of why we emphasize in all of our earnings releases that, "backlog is not necessarily indicative of the company's future revenue".

         There are several reasons why we have this qualifier. The obvious reason is for cancellations. In this circumstance, backlog can completely disappear and never turn into revenue. At this time, there is no material project that we are aware of that is at risk for cancellation.

         From a positive viewpoint we have what are called change orders when contracts go out of scope. In clinical trials this occurs about 100 percent of the time. This is another reason why selling licenses with EDC is not a good idea, because that business model is more likely to fix your revenue. When change orders occur work and, therefore, revenue often goes from start to finish within weeks. However, we only report backlog on a quarterly basis. Therefore, many change orders never have time to make it in the backlog because this work immediately gets recognized as revenue.

         At this point in time we have approximately 15 change order requests pending with our clients. Throughout the second quarter we had over 20 change order requests on several occasions. Our current record for a single change order has exceeded $300,000. This will likely be exceeded by a change order in yet another contract that is upcoming. Depending on our relationship with the client, we can begin work or actually finish change orders with verbal approvals before there is a formal sign off. We do this in order to satisfy the client and hit deadlines. Without formal sign off, according to our policy, such values will never be added to backlog.

         We will soon be having another change order on our largest project, which will set a new record. This study is increasing enrollment by 1,300 patients in several new countries and is extending the duration of the trial by at least six months, which is estimated to result in a change order of

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         approximately $1 million. With this change order the total budget for this study will have grown from $3.6 million to over $7 million during the lifetime of this project. This change order increase has not yet been added to the current backlog.

         Lastly, don't forget that our backlog includes estimates of ultimate contract values. Under our transaction based business model, customers pay on actual data entries. Sometimes actual values are less than estimated and sometimes they are more. The estimate, which is included in the calculation of backlog, can differ from the actual number of data entries. Any increases in actuals over estimates would also never be reflected in backlog, since it appeared as revenue first.

         We have examined our current contracts and have built in estimations of new business, and we remain comfortable with our guidance range for 2004. Taking into account our progressive quarter to quarter growth for the second half of the year, our annualized run rate of revenue and earnings indicates that our guidance remains achievable, but, as always, will be critically dependent on the timing of new project initiations or any contract cancellations. As a generally conservative stance, we recommend that shareholders focus on the lower end of the guidance of $11 million to $13 million in revenue and 13 cents to 27 cents EPS fully diluted. As always, we will continue to keep shareholders apprised of any significant developments that affect our estimations for the remainder of 2004.

         We continue to remind everyone that though excitement about EDC continues to develop one must not forget that this market is still emerging, with significant years of growth potential ahead of it. This emerging is moving faster with companies that are early adopters, as reflected by our projections of tech transfers coming to fruition and is broadening with gradual additions of new clients and expansions across divisions at existing clients. But this market is moving slower than is justified by what had been dramatic advancements in technology over the past several years, and taking into account the significant benefits of EDC to our customers and to society. With proven benefits of 30 percent acceleration of drug development and a $60 million to $100 million cost savings potential over paper, in my opinion, customers should be beating the doors down with work for EDC companies. We're not yet at that point.

         An investment in Datatrak should be undertaken with long-term perspective for several reasons. First of all, this market has and is developing slower than is justified, but having said that, the electronic collection of clinical research data is inevitable. Thus, the long-term view for Datatrak should be extremely bullish, especially given the tremendous leverage in our business model. We continue to believe that growth in this market will be gradual and not explosive. Gradual may be a wrong word to use in some people's minds, given the fact that our annualized growth rate exceeds 50 percent. But you must remember my statement is made from the perspective that there are 8,000 to 10,000 new clinical trials started each year. The fact that we are running under 100 clinical trials today, given the benefits of EDC to our customers and society, I consider that gradual. This market's progression is not explosive because EDC requires significant behavioral changes for our customers and usually take -- usually time -- excuse me, usually change takes time for people to implement. As these changes become more comfortable EDC growth will be even more rapid.

         Secondly, this industry has not matured to the point where all pharma is making sweeping corporate decisions regarding EDC. Some companies are making corporate decisions, but, as I stated, other companies are later adopters. We believe it is important to continue to place in perspective the challenges of this market. We take seriously the responsibility of educating our shareholders. As with any developing market there are many misperceptions. And the best way I know to handle misperceptions is with facts, evidence and honesty as the only agenda.

         In order to present a balanced viewpoint of likely developing trends over the next few years I would like to summarize some comments made by the FDA and by Dr. Mark McClellan, former

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         commission of the FDA, which were highlighted by Dr. Rebecca Kush, the president of CDISC. As you remember, CDISC stands for Clinical Data Interchange Standards Consortium. Let me read these quotes to you to give you an indication of where this market will eventually travel.

         The first quote is only referenced as coming from the FDA in March of 2004. It says, "Not enough applied scientific work has been done to create new tools to get fundamentally better answers about how the safety and effectiveness of new products can be demonstrated in faster timeframes with more certainty and with lower costs. In many cases, developers have no choice but to use the tools and concepts of the last century to assess this century's candidates. As a result, the vast majority of investigational products that entered clinical trials fail, which continues to drive up cost. Finally, the path to market even for successful candidates is long, costly and inefficient, due in large part to the current reliance on cumbersome assessment methods."

         The last quote is directly from Dr. McClellan, the recent commissioner of the FDA. "Faced with rapid changes, the nation's healthcare system has fallen short of its ability to translate information into knowledge that can be used in practice and to apply new technology safely and appropriately. The results are exactly what you would expect. Everyone who uses the current system constantly confronts large information gaps, whether it's at the doctor's office or the hospital ward or at the government agencies charged with protecting the public health. That goes for the FDA. We are no exception. You can still find medical reviewers huddled in their offices between 15 boxes that it took to ship a new drug application. There's still too much paper at the FDA. We are a fire hazard."

         I would add that information gaps are exactly how Datatrak describes the delays of data awareness that occur when using paper in clinical trials instead of technology. McClellan goes on -- "This paper situation is bad for FDA, it's bad for many of your businesses, and, most importantly, it's bad for patients. We need to fix it. The kinds of information bottlenecks created by poorly accessible paper records are dangerous, inefficient and expensive, whether it's our own evaluation of a new drug application or a doctor's evaluation of their patient."

         We at Datatrak have also gone on record as saying that the inability to access live information on investigational drugs while waiting for paper to work its way through the system has the potential to create safety concerns for patients. The previous FDA commissioner obviously feels the same way.

         We will continue to aggressively attack the challenges of this market. And based upon our history with the most robust and proven EDC software suite in the market, the most experienced development team and our reputation of excellent service, we are confident we are laying strong foundations for continued growth in this market, traveling into 2005 and 2006.

         Item number two, technology transfers. During the second quarter we laid the groundwork for three more technology transfers with existing clients. They grew into tech transfer from initial enterprise agreements that were announced in 2003. The following points are significant from these developments.

         Point number one, we predicted five technology transfer relationships in 2004, and we will likely exceed that goal.

         Point number two, technology transfers have also been predicted by us to be the foundation for more rapid movement of the EDC market because the customer's in control of their heightened data awareness, using technology to bridge information gaps in clinical trials. We view tech transfers as a natural evolution and, importantly, all EDC technologies cannot offer such options. Furthermore, technology transfers are not being done for individual one off contracts because the

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         ROI to the client is unfulfilled with small commitments. Therefore, these actions indicate increased acceptance of EDC and paves the way for large numbers of clinical trials to be implemented with a greatly reduced cost structure for the client as well as for Datatrak.

         One of the clients included in these scheduled tech transfer training sessions is planning to start 10 to 15 new projects in the next 12 months. One can easily see the attractive potential of many clients over the next few years initiating 10 to 20 new clinical trials or more on an annual basis with our product suite. Such implementations benefit our customers as well as Datatrak because we have almost no limitations to scale and profitability leverage. As we have said before, tech transfers will cause this market to get away from gradual as the growth descriptor and move towards explosive as an indicator.

         Point number three, a blueprint for other customers to follow is to bundle enterprise commitments of EDC with empowerment of staff through technology transfers in order to achieve the greatest value proposition. We expect the technology transfer movement to increase throughout 2005 and 2006.

         Major topic number three, leveraging Datatrak's open architecture and proven integration ability. We have been waiting for the obvious advantages of our open architecture and integration capability to be recognized by the next customer because we felt the announcement last year was extremely significant. A new customer has requested that Datatrak integrate interactive voice response systems, or IVRS, with EDC in a project. They have also requested that we manage the data obtained from a patient diary tool as well through our hosting center. As many of you know, we announced our ability to integrate with ClinPhone, an IVRS vendor, in 2003. This new client would like to leverage this proven capability in their project as well.

         On a related business development note, we are pleased with the progress and working relationships established with both the CRO alliance in Europe and with PPD, which were announced previously. Many meetings with prospective clients have been held as a result of these relationships, and we expect that they will be excellent foundations from which to build business in late 2004 and beyond. New business is expected from both relationships soon.

         Last topic number four, update on Version 4 and Unifyer development. Our development quality assurance teams are working hard on both sides of the ocean and in India, completing the testing process for the release of Version 4 by the end of 2004. Early testing of this impressive new version of our software has indicated a tremendously high level of quality through an unexpectedly low level of bugs in initial builds. In order to place this comment of bugs into perspective, for those of you who are not familiar with software development, early versions of Microsoft Office were released to consumers with a known magnitude of 65,000 bugs. The federal regulations on validated software to be used in clinical trials come with substantially more stringent requirements than what would be expected in the consumer market. In the last conference call I mentioned the diligence we are using in Version 4 testing and stated we are implementing 27,000 test cases. We now have over 40,000 test cases that are being run for Version 4.0. We also expect our customers to be using the first of the Unifyer family of products by the end of 2004.

         Following the launch of Datatrak EDC Version 4.0. Our priority for development will be to commercialize the Unifyer suite in 2005. The vision and strategy behind this product continues to be reaffirmed as this market matures. The true need for a warehouse that can hand disparate data sources has been supported by several experienced teams that have found no architecture that satisfies those needs today. Importantly, the Unifyer has application potential across many industries, not just information contained within clinical trials.

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         As a final note, speaking of misperceptions that exist in the marketplace, there are some that believe EDC is a commodity and that all technologies are the same. Some customers have contracted initially with an EDC provider, believing this to be true and making price the major determinant of selection, only to find out they chose poorly and risked progress on their clinical trial for a small percentage of the waste that eventually ensued from failed delivery. As the old saying goes, penny wise, pound foolish lives that many companies because EDC trials are too often myopically viewed on an individual budget basis rather than as a competitive advantage for the entire corporation.

         At Datatrak we believe that visionary and quality development is a key differentiator in this market that will increasingly build distance between robust products and those who try to gain market share by enticing the uneducated customer with the cheapest price. Remember, Forrester only picked eight companies in order to perform their evaluation. They didn't choose the 50 that so many people state exist in this market. The tremendous value proposition afforded by EDC calculated to be in the $60 million to $100 million range for a single drug taken to market or on a per year basis across an organization makes a pricing approach not really work discussing on a macro advantage level. We here at Datatrak will continue to invest in development and continually advancing our product suite and in excellent service as our keys to market growth.

         Terry and I will be happy to answer any questions that you might have.

Operator: And if anyone does have a question today, you may ask it by pressing the star key followed by the digit one on your telephone keypad. We ask if you're on a speakerphone that you please pick up your handset in order to allow your signal to reach our equipment. Again if you do have a question, please press star one now.

         We'll go to Peter McMullin with Ryan Beck.

Peter McMullin: Good afternoon.

Jeff Green: Hi, Peter.

Peter McMullin: A lot to take in. Lots of good news there. Just could you focus a little more on this technology transfer? You mentioned one client that obviously doing it for many projects. Would this be true across the board as you get involved with more people?

Jeff Green: That's a good question, Peter. I do think that will be the case with the customers for the following reasons. When they're in control and they're able to design and run their own reports and manage their own trials without asking us to do everything for them, that will certainly predispose them to do more and more projects with EDC. Furthermore, as I mentioned, their return on investment grows the more trials they do with EDC as opposed to the fewer number of trials they do. So, this customer that is talking about 10 to 15 in the next year is a customer that you would consider as a small pharmaceutical or biotechnology company. They are not a large entity. So, if technology transfer were done at a larger company, even in excess of 20 trials per year would pretty much be the norm.

Peter McMullin: So, if you combine that with business from the CRO alliances, potentially a phase four trials, that's how you get to your -- accelerate the growth rate down the road kind of proposition?

Jeff Green: Yes, we do. And it's important to recognize that when we sign up and do a tech transfer I would estimate it takes 12 to 18 months for that to really rank up and mature because they're not going to be as comfortable running fast on their own right out of the chute. But over time it's a tremendous advantage for both them as well as us.

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Peter McMullin: I'll ask one more and let somebody else ask. But is the competition doing anything new and different, or do you feel comfortable and confident that you have the best suite currently?

Jeff Green: Well, that's -- I'm obviously biased in that answer. We always state that we have the most experienced suite, which is pretty much a fact that can't be argued. We've been doing EDC trials with this foundational product since 1993, and there's nobody in the market that can come anywhere close to that. As far as the best, I'd leave that up to our customers and the fact that the last two customers that have chosen us to standardize on evaluated the entire market and came up and picked us.

         Obviously there are other EDC products where other customers may make a different choice. And my answer to that is if this eventually grows to be a $500 million or $1 billion market in the next few years and we happen just to get a 30 percent market share and share that with other people or other products, I don't think any of us will be disappointed.

Peter McMullin: OK. I'll come back and let somebody else answer -- or ask.

Operator: Barry Rubin, Barmoresyl Investments.

Barry Rubin: Hello. Dr. Green, how are you doing? I wish you a wonderful day.
         Thank you for great news today. I just have a brief question, Dr. Green. What about -- I know I've spoken to you before about this, about raising some more funds for even more growth. Do you still feel you don't need to do that?

Jeff Green: At this point in time we have no plans to raise funds for the foreseeable future. Our cash position is strong and there's no plans at this point in time to do that. So, we're just continuing to trend water and make progress exactly the way we're doing.

Barry Rubin: Thank you very much.

Jeff Green: Yes.

Operator: And as a reminder; if you do have a question today, please press star one now. We'll go to Mark Diker with Diker Management.

Mark Diker: Hi there.

Jeff Green: Hello.

Mark Diker: What are you doing to kind of try -- you talk about so little penetration in the market on EDC and the need to change behavior in order to accelerate the adoption of EDC. What are you doing overall in the industry to try and affect and kind of accelerate the change?

Jeff Green: Very good question, Mark. That clearly is, in my opinion, the rate limiting factor for growth in the market. And there's two ways that we are working hard to try to affect that. Number one is through education. And we're going to announce either later this week or sometime next week the institution of what we're going to call the e-clinical trial forum, where we will actually publish information about the EDC market in an educational manner every two months. We'll pick a topic and we'll write on it and we'll use case studies of successful EDC implementations around the world and use those to educate people. And the reason why that's important is it's somewhat amazing, given the comments by Dr. McClellan from the FDA and given the $60 million to $100 million savings with EDC over paper that have been quantitated we still get senior executives at companies that question whether or not there's a ROI for EDC. And I just -- it is almost unfathomable to think that somebody in this technology age would even think that that is a viable

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         question when you have to fly somebody to a research site for $2,000 a day to pick up paper from a three-ring binder. So, number one is there's a substantial amount of education that still needs to be done out there.

         And, number two, we have a program called eMerge, which is basically a workflow consulting initiative, where we actually work with our customers to redesign their workflow and their SOPs. Don't forget that all of their standard operating procedures for clinical trials were built upon paper. So, when you tell someone that they don't need to fly to a doctor's office in Omaha, Nebraska to review the data, they will look at you and say, "Well, that violates my SOPs." And we certainly don't want to violate SOPs. The answer is is you have to rewrite them for technology studies. So, we actually work with customers in building an eSOP process, if you will, that they can implement with EDC so they can get full value. And these things just take time. I never imagined we would have to do it to this level, but we do.

Mark Diker: Well, what about the possibility of the FDA -- I remember there was some chatter about actually addressing the safety issue during some of these clinical trials, that the FDA would move to potentially mandate a more electronic solution here.

Jeff Green: I would like that to be the case, and I think that there's plenty of justifications from the safety standpoint. And that quote from Dr. McClellan certainly shows that he's thinking along the same lines we are. Unfortunately, he's not the FDA commissioner anymore, so I don't know how much of that philosophy has trickled down to the FDA. We have no indication here at Datatrak that the FDA is anywhere close to mandating EDC, although I believe one could make an extremely strong case for that.

Mark Diker: OK. Thank you.

Jeff Green: Yes.

Operator: And one final reminder if you do have a question, please press star one at this time. We'll take a follow-up from Peter McMullin.

Peter McMullin: Hi, Jeff again. It's been awhile since we've had sort of a significant new business announcement. What's your policy going to be going forward? Do we -- is there something -- some things in the works that you would announce? Can you just sort of talk a little bit about where you're at and how you're going to go about that in the future?

Jeff Green: Yes. I'm glad you asked that, Peter, because obviously since we didn't have any announcements throughout -- I think from the end of May until now, people get nervous when they don't hear anything and they think that nothing's happening.

         The policy at Datatrak has always been the following. If something was occurring and it's regular business we don't consider that newsworthy. That's just regular business, and we don't consider it material. Since we have announced trials as large as $3.6 million, for example, if we got a $1.5 million contract from a client I'm not so sure that that would be announced as a material event. If there was something unusual about it, like it was in different countries or it was a brand new customer or they're doing integration with our product and something else, then we would certainly announce that. But we don't announce regular business that is occurring.

         For example, in the second quarter we had 10 new projects and one new client, and there was just no need to announce any of those things as material because it was all within the normal realm of business.

Peter McMullin: What would happen if you got in, say, a phase four large contract that would be ...

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Jeff Green: Yes, we would announce that. If we got a phase four contract that was a follow-on from our product that we're specifically targeting for that area, I would consider that new and material. However, we wouldn't announce probably the third and fourth one like that.

Peter McMullin: And do you see that within prospect over the next several months or not?

Jeff Green: Several phase four bids that are out there, one of which I think I referenced in the last call as a 10 year long project. The customer is still -- that is still active and they are deciding a redesign of their clinical trial. Whenever a company goes into redesign that to work with the regulatory authorities, that usually takes a few months to work out. So, yes, we have several phase four bids that are sitting out there.

Peter McMullin: Thank you.

Operator: Gentlemen, I show no further questions. Did you have any additional comments today?

Jeff Green: No. I guess since (Andy Burgish) at (Mezo) isn't on the call -- he's out golfing -- it was a short call, because he's always asking questions. Anyway, thanks, everyone, for attending. And we'll talk to you in November.

Terry Black: Thank you.

Jeff Green: Bye-bye.

Operator: That will conclude today's conference. Again, we do thank everyone for their participation.

END